UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 6, 2007
FIRST UNITED ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	333-130663 (Commission File Number)	20-2497196 (I.R.S. Employer Identification No.)

2 West Broad Street, Camilla, Georgia 31730
(Address of principal executive offices)
(229) 522-2822
(Issuer’s telephone number)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES
Employment Agreement with Lawrence Kamp

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     First United Ethanol, LLC (“FUEL”) entered into an Employment Agreement (“Agreement”) with Lawrence Kamp, a resident of the State of North Carolina, on March 6, 2007. Pursuant to the Agreement, Mr. Kamp will be the Chief Financial Officer for FUEL and shall report directly to the Chief Executive Officer.
     In consideration of his services, Mr. Kamp will receive an annual base salary of $115,000 and will be eligible for an annual performance bonus of up to 20% of his annual base salary. In addition, beginning at the close of FUEL’s federally registered offering, Mr. Kamp shall be granted the option to purchase up to 1/4 of 1% of FUEL’s then outstanding membership units at a purchase price of $1,000 per unit. The Option Plan and Option Agreement setting forth the definitive terms and conditions of the option granted to Mr. Kamp have not yet been executed. Mr. Kamp will be entitled to fully participate in FUEL’s employee benefit plans and programs. Either Mr. Kamp or FUEL may terminate the agreement without cause upon 90 days advance notice to the other.
     In connection with the future termination of the Agreement, Mr. Kamp will have the obligation not to disclose FUEL’s confidential information or trade secrets to any person or entity for a period of 12 months following termination of the Agreement. Under the Agreement, Mr. Kamp is also subject to a covenant not to compete with FUEL within a 200 mile radius of FUEL’s facilities in Mitchell County, Georgia.
     From 2000 through 2005 Mr. Kamp was the Director of Finance at Coca-Cola Bottling of the Lehigh Valley, Pennsylvania plant. In 2005, Mr. Kamp was Controller at ConAgra at the Raleigh, North Carolina location. Immediately prior to joining FUEL, Mr. Kamp was the Chief Financial Officer of Agri Ethanol located in Raleigh, North Carolina. Mr. Kamp is 54 years old.

Exhibit No.	Description

99.1	Employment Agreement between First United Ethanol, LLC and Lawrence Kamp dated March 6, 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST UNITED ETHANOL, LLC
March 12, 2007

Date	/s/ Anthony J. Flagg

Anthony J. Flagg, Chief Executive Officer

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